                                             Filed pursuant to Rule 424 (b) (2)
                                             Registration No.333-34879


PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 17, 1997)
$182,000,000

GATX CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES E
DUE 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                                                                     [GATX LOGO]

GATX Capital Corporation ("GATX Capital" or the "Company") may offer from time to time its Medium-Term Notes, Series E (the "Notes") in an aggregate principal amount of up to $182,000,000, subject to reduction as a result of the sale of other Debt Securities covered by the accompanying Prospectus. The Notes will bear interest at fixed or variable rates ("Fixed Rate Notes" and "Floating Rate Notes," respectively). The interest rate on the Fixed Rate Notes, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable at maturity ("Zero Coupon Notes"), and the methods of determining
                                                        (continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                        AGENTS' COMMISSIONS
                         PRICE TO                OR                     PROCEEDS TO
                        PUBLIC(1)           DISCOUNTS(2)               COMPANY(2)(3)
Per Note.............  100%             .125% - .750%            99.875% - 99.250%
Total................  $182,000,000     $227,500 - $1,365,000    $181,772,500 - $180,635,000
-------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to the Public of any Note issued at a discount or a premium will be set forth in the applicable Pricing Supplement.
(2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note. The Company may also sell Notes to any Agent, as principal, for its own account at negotiated discounts for resale to investors and other purchasers. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of expenses payable by the Company estimated at $125,000.

Offers to purchase the Notes are being solicited from time to time by Salomon Brothers Inc, Chase Securities Inc., UBS Securities LLC and Morgan Stanley & Co. Incorporated, as Agents, on behalf of the Company. The Agents have agreed to use best efforts to solicit offers to purchase the Notes. The Company may also sell Notes to an Agent acting as principal for its own account for resale to investors and other purchasers, to be determined by such Agent. The Company may appoint additional agents for the purposes of soliciting offers to purchase Notes. The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is permitted to do so. No termination date for the offering of the Notes has been established. The Company or an Agent may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."

SALOMON SMITH BARNEY
               CHASE SECURITIES INC.
                               UBS SECURITIES
                                            MORGAN STANLEY DEAN WITTER
The date of this Prospectus Supplement is December 22, 1997.

(cover page continued)

the interest rate on the Floating Rate Notes will be established by the Company from time to time and will be set forth in supplements hereto ("Pricing Supplements"). Interest rates, the methods of determining interest rates and issue prices are subject to change by the Company, but no change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company. The Notes will have maturities ranging from 9 months to 30 years from the date of issue. The Notes will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000, except as otherwise specified in the applicable Pricing Supplement. Offers to purchase the Notes are being solicited from time to time by Salomon Brothers Inc, Chase Securities Inc., UBS Securities LLC and Morgan Stanley & Co. Incorporated, as Agents, and may be solicited from time to time by such other agents as may be identified in the applicable Pricing Supplement (each, an "Agent" and collectively the "Agents") on behalf of the Company. Notes may be sold to such firms acting as principals for their own accounts. Unless otherwise specified in the applicable Pricing Supplement, interest, if any, on Fixed Rate Notes will accrue from their dates of original issue and will be payable semiannually on each April 1 and October 1 and at maturity or, if applicable, upon redemption. The interest rate on Floating Rate Notes will be determined by reference to the "Commercial Paper Rate," the "Federal Funds Rate," LIBOR, the "Treasury Rate" or other interest rate formula, and may be adjusted by a "Spread," all as defined herein. Interest on Floating Rate Notes will accrue from their dates of original issue and will be payable monthly, quarterly, semiannually or annually, as set forth in the applicable Pricing Supplement, and at maturity or, if applicable, upon redemption.

     The Notes may be issued in whole or in part in the form of a certificate issued in definitive form (a "Certificated Note") or in the form of one or more global notes to be deposited with or on behalf of The Depository Trust Company (the "Depositary") (or such other depositary as is identified in the applicable Pricing Supplement) and registered in the name of the Depositary's nominee (a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will be issuable only in global form, except under the circumstances described herein. See "Description of Notes -- Book-Entry System."

     On and after the Redemption Date, if any, fixed by the Company at the time of sale and set forth in the applicable Pricing Supplement, a Note will be subject to redemption by the Company, in whole or in part, at the price or prices set forth in the applicable Pricing Supplement, together with interest to the date of redemption. See "Description of Notes."

     IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENTS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained herein and in the Prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify such forward-looking statements. Although the Company believes that the expectations reflected in such statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, and could cause results to differ materially from those projected.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable Pricing Supplement, the net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes, including the repayment of indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges are computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. For purposes of computation of the ratios, earnings and fixed charges include those of the Company and all consolidated subsidiaries, and fixed charges consist of interest and debt expense, and one-third of rent expense (which approximates the interest factor) of such companies.

                                   NINE MONTHS
                                 ENDED SEPTEMBER
                                       30,                      YEAR ENDED DECEMBER 31,
                                 ---------------     ---------------------------------------------
                                 1997      1996      1996      1995      1994      1993      1992
                                 -----     -----     -----     -----     -----     -----     -----
Ratio of earnings to fixed       2.38x     1.94x     1.84x     1.88x     1.85x     1.86x     1.17x
  charges....................

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of Debt Securities" in the accompanying Prospectus. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the accompanying Prospectus.

GENERAL

     The Notes constitute a single series of Debt Securities of the Company issued under an Indenture dated as of July 31, 1989, as supplemented and amended by Supplemental Indentures dated as of December 18, 1991, January 2, 1996 and October 14, 1997 (together, the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Notes and the Indenture. Any other terms with respect to a Note not inconsistent with the provisions of the Indenture will be set forth in the applicable Pricing Supplement and in such Note.

     The Indenture does not limit the principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company, and the Company from time to time, without the consent of the Holders of any Debt Securities, may provide for the issuance of Debt Securities under the Indenture in addition to the Notes authorized on the date of this Prospectus Supplement. Notes in an aggregate principal amount of up to $182,000,000, subject to reduction as a result of the sale of other Debt Securities covered by the accompanying Prospectus, may be offered pursuant to this Prospectus Supplement.

     The Notes will be offered on a continuing basis and will mature at par on any Business Day (as hereinafter defined) from 9 months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or a Holder prior to maturity at the price or prices and on or after the date or dates specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of such Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith.

     Each Note will be issued initially as a Book-Entry Note unless the applicable Pricing Supplement indicates such issuance as a Certificated Note. Except as set forth herein, Book-Entry Notes will be issuable only as Global Notes. See "Book-Entry System."

     The Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Payments of principal and interest to Beneficial Owners (as defined below) of Book-Entry Notes are expected to be made in accordance with the procedures of the Depositary and its participants in effect from time to time as described below under "Book-Entry System."

     Unless otherwise specified in the applicable Pricing Supplement, principal and interest, if any, with respect to any Certificated Note will be payable, the transfer of the Notes will be registerable, and Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of the Trustee in The City of New York designated for such purpose. Payment of interest, other than interest payable at Maturity (including on the date of redemption (the "Redemption Date"), with respect to any Certificated Note if a Note is redeemed at the option of the Company or a Holder prior to Maturity), may be made by check mailed to the address of the person entitled thereto as shown on the Security Register. Unless otherwise specified in the applicable Pricing Supplement, the payment of principal and interest, if any, with respect to any Certificated Note at Maturity on each Note will be paid upon Maturity in immediately available funds against presentation of the Note at the office of the Trustee maintained for such purpose.

INTEREST RATE

     Each Note will bear interest from its date of original issue at either the rate per annum which may be zero, in the case of Fixed Rate Notes, or pursuant to the interest rate formula, in the case of Floating Rate Notes, in each case as stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Unless otherwise indicated in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date (as defined below) in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid) to, but excluding, the Interest Payment Date. Interest, if any, will be payable on each Interest Payment Date and at maturity or, if applicable, upon redemption. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be semi-annually on each April 1 and October 1 and the "Record Date" with respect to any Interest Payment Date for a Fixed Rate Note shall be the March 15 or September 15 preceding such Interest Payment Date, whether or not such date is a Business Day. Unless otherwise specified in the applicable Pricing Supplement, the Record Date with respect to any Interest Payment Date for a Floating Rate Note shall be the date 15 calendar days immediately preceding such Interest Payment Date, whether or not such date is a Business Day. Interest will be payable to the person in whose name a Note is registered at the close of business on the Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity or, if applicable, upon redemption will be payable to the person to whom principal shall be payable. The first payment of interest on any Note issued between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next succeeding Record Date.

     The applicable Pricing Supplement relating to a Note will designate, in the case of a Fixed Rate Note, a fixed rate of interest per annum payable on the applicable Note which may be zero in the case of Zero Coupon Notes and, in the case of a Floating Rate Note, one of the following interest rate formulas as applicable to the relevant Note: (a) the Commercial Paper Rate (as defined below), in which case such

Note will be a "Commercial Paper Rate Note;" (b) the Federal Funds Rate (as defined below), in which case such Note will be a "Federal Funds Rate Note;" (c) LIBOR, in which case such Note will be a "LIBOR Note;" (d) the Treasury Rate (as defined below), in which case such Note will be a "Treasury Rate Note;" or (e) such other interest rate formula as is set forth in such Pricing Supplement. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period"), as specified in the applicable Pricing Supplement and in the applicable Note.

     All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundredth of a percent, with five one-thousandths of a percent being rounded upwards.

     If an Interest Payment Date with respect to any Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. "Business Day" means (i) with respect to any Note, any day that is not a Saturday or Sunday, and that, in The City of New York, is neither a legal holiday nor a day on which banking institutions or trust companies are authorized or obligated by law to close and
(ii) with respect to LIBOR Notes only, any day that is a London Banking Day. A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest, if any, from its date of original issue at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment at maturity or, if applicable, upon redemption. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be on April 1 and October 1 of each year (each an "Interest Payment Date") and at maturity (or on the Redemption Date, if a Fixed Rate Note is redeemed at the option of the Company or a Holder). Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest rates are subject to change by the Company from time to time, but no such change will affect any Fixed Rate Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

FLOATING RATE NOTES

     The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, plus or minus a spread, if any (the "Spread"). The Spread is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and may be a fixed amount or an amount that increases or decreases over time. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in an amount of $250,000 or more and less than $2,500,000 is 25% per annum on a simple interest basis. This limit may not apply to Floating Rate Notes issued in an aggregate principal amount of $2,500,000 or more.

     The applicable Pricing Supplement will specify the interest rate formula, the amount or amounts of the Spread, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Date, Index Maturity, Interest Determination Date, Interest Reset Period and Interest Reset Date. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in such Floating Rate Notes; and, in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in such Floating Rate Notes; provided, however, that (a) the interest rate in effect from the date of original issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement and
(b) the interest rate in effect for the ten days immediately prior to maturity will be that in effect on the tenth calendar day preceding such maturity. If any Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. In the case of weekly reset Treasury Rate Notes, if an auction of Treasury bills (as hereinafter defined) falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date will be the following day that is a Business Day.

     The "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified in the applicable pricing supplement would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless the day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in such Floating Rate Notes; and, in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in such Floating Rate Notes, and, in each case, at maturity or, if applicable, upon redemption.

     With respect to a Floating Rate Note, accrued interest from its date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     The "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.

     Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published by the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date the rate for a Commercial Paper Interest Determination Date is not yet published in either H.15(519) or Composite Quotations, the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent on that Commercial Paper Interest Determination Date, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for such period shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                             D X 360
 Money Market Yield  =   ----------------  X 100
                          360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if any of the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for such period shall be the Initial Interest Rate).

     LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to any LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and may consist either of
     (a) the arithmetic mean (rounded upward, if necessary, to the nearest one-sixteenth of a percent), as determined by the Calculation Agent, of the offered rates for deposits in U.S. dollars for the period of such Index Maturity which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters") or (b) the rate for deposits in U.S. dollars for the period of such Index Maturity which appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London Interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page in that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page or if no rate appears on the Telerate Page 3750, as applicable, LIBOR for such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to any LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page or if no rate appears on the Telerate Page 3750, as applicable as described in
     (i) above, LIBOR will be determined, on the basis of the rates at approximately 11:00 A.M. London time on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded upward, if necessary, to the nearest one-sixteenth of a percent) of such quotations, as determined by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks, having the specified Index Maturity, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if any of the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for such period shall be the Initial Interest
     Rate).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading "U.S. Government Securities -- Treasury bills -- auction average (Investment)" or, if not so published by the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results are not published or reported as provided above by 3:00 P.M., New York City time, on such Treasury Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate in effect for the applicable period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for such period shall be the Initial Interest Rate).

ZERO COUPON NOTES

     Zero Coupon Notes will be offered at a substantial discount from their principal amount at maturity. There will be no periodic payments of interest. The calculation of the accrual of original issue discount (as defined below), in the period during which a Zero Coupon Note remains outstanding, will be on a semi-annual bond equivalent basis using a year composed of twelve 30-day months. Upon maturity, original issue discount will cease to accrue on a Zero Coupon Note. See "Certain United States Federal Income Tax Consequences."

     Limitation of Claims in Bankruptcy. If a bankruptcy case is commenced in respect of the Company, the claim of the Holder of a Zero Coupon Note may, under
Section 502(b)(2) of Title 11 of the United

States Code, be limited to the issue price of the Zero Coupon Note plus that portion of the original issue discount that is amortized from the date of issue to the commencement of the case.

REDEMPTION

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not have a sinking fund. Redemption Dates, if any, and whether such redemption is at the option of the Company or a Holder, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note. If no Redemption Date is indicated with respect to a Note, such Note will not be subject to a call for redemption. On and after the Redemption Date, the related Fixed Rate Note or Floating Rate Note will be redeemable in whole, or in part increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000), at the option of the Company or the Holder, as the case may be, at the redemption price or prices set forth in the applicable Pricing Supplement, together with interest thereon payable to the Redemption Date (the "Redemption Price"), on notice given (i) to the Trustee not more than 60 nor less than 30 days prior to the Redemption Date with respect to redemption at the option of the Company or (ii) to the Trustee and the Company at least 60 days prior to the Redemption Date with respect to redemption at the option of a Holder.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with any other securities laws or regulations in connection with such repayment.

REPURCHASE

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     Book-Entry Notes will be issued in whole or in part in the form of one or more fully-registered Global Notes (each, a "Global Note") which will be deposited with, or on behalf of, the Depositary and registered in the name of its nominee. Except as set forth below, a Global Note may not be transferred except as a whole by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary for a Global Note, or its nominee, is the registered owner of a Global Note, such Depositary or nominee, as the case may be, will be considered the sole owner or holder of the Note represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued initially as BookEntry Notes. Except as set forth in this paragraph, Book-Entry Notes will only be issued as Global Notes. If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in certificated form in exchange for all outstanding Global Notes. In addition, the Company (but not a Holder) may at any time determine not to have Notes represented by a Global Note and, in such event, will issue Notes in certificated form in exchange for all such Global Notes. In any such instance, an owner of a beneficial interest in the one or more Global Notes to be exchanged will be entitled to physical delivery in definitive certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     The Depositary will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully-registered Global Note will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary.

     The Depositary has advised the Company and the Agents as follows: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note ("Beneficial Owner") is in time to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depositary will mail an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     A Beneficial Owner shall give notice to elect to have its Book-Entry Notes purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on the Depositary's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by a Direct Participant on the Depositary's records.

     The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Agents. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Notes held by the Depositary.

     The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Notes held by the Depositary.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture and is a party to existing credit agreements with the Company and certain of its subsidiaries. The Chase Manhattan Bank also maintains other banking arrangements with the Company and its affiliates in the ordinary course of business.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal U.S. Federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible U.S. Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers that purchase Notes for the original issue price and does not address beneficial owners with a special tax status or special tax situations, such as insurance companies, tax-exempt organizations, dealers in securities, beneficial owners holding Notes as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or beneficial owners whose functional currency is not the U.S. dollar. This summary is not applicable to non-United States persons not subject to U.S. Federal income tax on their worldwide income. This summary is based upon the U.S. Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or Holders thereof. Finally, this summary does not discuss Discount Notes (as defined below) which qualify as "applicable high yield discount obligations" under Section 163(i) of the Internal Revenue Code of 1986, as amended (the "Code"). Holders of Discount Notes which are "applicable high yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the U.S. Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

     In general, interest on a Note (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount") will be taxable to a Holder as ordinary income at the time it is received or accrued, depending on the Holder's method of accounting for tax purposes.

     The Spread on certain Floating Rate Notes may be subject to adjustment from time to time, as described in the applicable Pricing Supplement. These adjustments may result in a United States Federal income tax treatment different than described herein. The applicable Pricing Supplement will discuss such different treatment.

ORIGINAL ISSUE DISCOUNT

     The following discussion summarizes the United States Federal income tax consequences to Holders of Notes issued with original issue discount ("OID").

     General. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is greater than a de minimis amount (set forth in the Code and the regulations promulgated thereunder (the "Regulations")). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes is sold. Under the Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable at fixed periodic intervals of one year or less at a single fixed rate (or at certain floating rates or certain combinations of fixed and floating rates) that appropriately takes into account the length of the interval between stated interest payments. The applicable Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes "de minimis OID." Under the Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply), and a Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the Regulations, a Note may be a Discount Note where, among other things, (i) a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be, or (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Discount Notes.

     The Code and the Regulations provide rules that require a Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the Holder's method of accounting for tax purposes. The amount of OID includible in gross income by a Holder of such a Discount Note is the sum of the "daily portions" of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first or final day of an accrual period.

     The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period, and, in the event that an interval between payments of qualified stated interest contains more than one accrual period, the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length with the possible exception of a short final accrual period), and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Note (other than any payment of qualified stated interest) over the Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

     Holders of Discount Notes generally will be required to include in income increasingly greater amounts of OID over the life of the Notes.

     Optional Redemption. If the Company has an option to redeem a Note or the Holder has an option to cause a Note to be repurchased prior to the Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the amount payable at maturity, the yield on the Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased and a new Note were issued on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date.

     Short-Term Notes. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, a cash basis holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis Holders and certain other Holders, including banks, regulated investment companies, dealers in securities, and cash basis Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on either a straight-line basis or under the constant yield method (based on daily compounding), at the election of the Holder. In the case of a Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer interest deductions for taxable years for interest on borrowings allocable to Short-Term Notes, in an amount generally equal to the sum of the OID accrual for the taxable year and the amount of interest payable on the Note which accrues during the taxable year and is not included in the taxpayer's gross income for such year by reason of the taxpayer's method of accounting, until such income is realized.

     Any Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount," if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the Holder's basis for the Short-Term Note.

     For purposes of determining the amount of OID subject to these rules, the Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

     Generally, a Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount-General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, acquisition discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). If the election is made with respect to a Note with amortizable bond premium (as described below), the Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium held by the electing Holder as of, or acquired after, the beginning of the taxable year in which the Note is acquired. Such an election, if made in respect of a market discount bond (as described below), will constitute an election to include market discount in income currently on all market discount bonds held by such Holder.

FLOATING RATE NOTES

     Floating Rate Notes are subject to special rules. A Floating Rate Note that provides for stated interest at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate throughout the term thereof generally will qualify as a "variable rate debt instrument." In general, the amount and accrual of original issue discount and qualified stated interest on such a Floating Rate Note is calculated by converting it into a debt instrument with an appropriate fixed rate and then applying the general original issue discount rules.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument," the Floating Rate Note would be treated as a contingent payment debt obligation. A Holder of such an instrument generally must include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by a Holder on the sale, exchange or retirement of a contingent payment debt instrument will be treated as ordinary income and a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

     The proper United States Federal income tax treatment of Floating Rate Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Investors considering the purchase of Floating Rate Notes should consult their own tax advisors.

MARKET DISCOUNT AND PREMIUM

     Market Discount. If a Note is acquired by a subsequent purchaser at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such Note may be treated as ordinary income. "Market discount" with respect to a security is, subject to a de minimis exception, the excess of (1) the issue price of the security plus all previously accrued original issue discount over (2) such Holder's tax basis in the security. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the Holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of such Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such Holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of disposition, a Holder may elect to include market discount in income currently. Unless a Holder so elects, such Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the Holder disposes of the Note.

     Acquisition Premium. A subsequent Holder of a Note is generally subject to rules for accruing OID described above. However, if such Holder's purchase price for the Note exceeds the "revised issue price" (the sum of the issue price of the Note and the aggregate amount of the OID includible in the gross income of all Holders for periods before the acquisition of the Note by such Holder), the excess (referred to as "acquisition premium") is offset ratably against the amount of OID otherwise includible in such Holder's taxable income (i.e., such Holder may reduce the daily portions of OID by a fraction, the numerator of which is the excess of such Holder's purchase price for the Note over the revised issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date over the Note's revised issue price).

     Bond Premium. If a Holder of a Note purchases the Note for an amount in excess of all remaining payments on the Note other than qualified stated interest, (such excess generally being "bond premium"), the Holder will not accrue OID and may elect to amortize the bond premium over the period from the date of acquisition to the maturity date of the Note and reduce the amount of interest included in income in respect of the Note by such amortized amount. Bond premium may be offset against interest realized in respect of the taxable year of the Holder in an amount that is based upon the Holder's yield to maturity determined by using the Holder's tax basis in the Note and compounding at the close of each accrual period. A Holder who elects to amortize bond premium must reduce its adjusted tax basis in the Note by the amount of such allowable amortization. Under certain circumstances, the amount of bond premium and the amortization period may be determined with reference to the optional redemption price and date of the Notes.

PURCHASE, SALE, REDEMPTION OR RETIREMENT OF NOTES

     General. A Holder's tax basis in a Note will generally be its cost, increased by the amount of any OID, including de minimis OID, included in the Holder's income with respect to the Note, and reduced by any bond premium amortizable by the Holder with respect to the Note, and the amount of any payments that are not qualified stated interest payments. A Holder generally will recognize gain or loss on the sale, exchange, redemption or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Except to the extent described above under "Original Issue Discount -- Short Term Notes" and except to the extent attributable to accrued but unpaid qualified stated interest, gain or loss recognized on the sale, exchange, redemption or retirement of a Note will generally be capital gain or loss, and will be long term capital gain or loss if the Holder has held such Notes (or is treated as having held such Notes) for longer than one year. For individuals, such gain will be taxed at rates that vary depending upon whether the Note was held for one year or less, more than one year but not more than 18 months, or more than 18 months.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the Holder's name, address and taxpayer identification number (either the Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain Holders, including corporations, tax-exempt organizations, individual retirement accounts and foreign Holders who provide appropriate certification that they are not United States persons or have otherwise established an exemption.

     Under certain circumstances, the failure of a Holder of Notes to provide sufficient information to establish that such Holder is exempt from the backup withholding provisions of the Code will subject such Holder to backup withholding at a rate of 31%. In general, backup withholding applies if a Holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that such Holder has provided a correct taxpayer identification number and that the Holder is not subject to withholding. An individual's taxpayer identification number is such person's Social Security number.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents expressly identified by name herein, each of which has agreed to use its best efforts to solicit purchases of the Notes. The Company will pay each Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to
 .750% of the principal amount of each Note depending upon its stated maturity. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by such Agent.

     The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. Unless otherwise indicated in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note having an identical stated maturity. In addition, unless otherwise indicated in the applicable

Pricing Supplement, if any Note is resold by an Agent to any broker-dealer at a discount, such discount will not be in excess of the discount or commission received by such Agent from the Company. After the initial public offering of the Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed. The Company also reserves the right to sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or as otherwise provided in the applicable Pricing Supplement. In such circumstances, the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. In the case of sales made directly by the Company, no commission will be payable.

     The Company may accept offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement dated October 27, 1997. Such other agents, if any, will be named in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Agents for certain expenses, including but not limited to, the fees and expenses of counsel to the Agents.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Agents expressly identified by name herein that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations. None of the Agents expressly identified by name herein is obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of each Agent. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Agents expressly identified by name herein makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Company nor any of the Agents expressly identified by name herein makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of their respective businesses, certain of the Agents and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with the Company and its affiliates. In particular, affiliates of Chase Securities Inc. participate in certain of the Company's credit facilities and, accordingly, if any proceeds from the sale of Notes are applied by the Company to repay amounts borrowed under such facilities, such affiliates will receive a proportionate share of repaid amounts. If the amounts to be repaid to affiliates of any member of the National Association of Securities Dealers, Inc. (the "NASD") exceed 10% of the proceeds of any offering of Notes, such offering will be conducted in conformity with Rule 2710(c)(8) of the Conduct

Rules of the NASD. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is also the Trustee under the Indenture.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for the Company by Thomas C. Nord, Esq., Vice President and General Counsel, GATX Capital Corporation. Certain legal matters relating to the Notes will be passed upon for the Agents by Pillsbury Madison & Sutro LLP, San Francisco, California.

PROSPECTUS

                                  $532,000,000

                            GATX CAPITAL CORPORATION

                                DEBT SECURITIES

     GATX Capital Corporation ("GATX Capital" or the "Company") from time to time may offer its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities"), and/or subordinated debentures, notes, bonds or other evidences of indebtedness ("Subordinated Securities" and, together with the Senior Securities, collectively the "Debt Securities"). The Debt Securities may be offered in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Debt Securities may be sold for U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index and the principal of and any interest on the Debt Securities may likewise be payable in U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index.

     The Senior Securities will rank equally with all other unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement. See "Description of Debt Securities."

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, terms for redemption at the option of the Company or the holder, for sinking fund payments, if any, for payments of additional amounts, if any, and the initial public offering price, will be set forth in a Prospectus Supplement (the "Prospectus Supplement").

     The Debt Securities may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Debt Securities may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Debt Securities, their names, the principal amount of Debt Securities to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October 17, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois and 7 World Trade Center, Suite 1300, New York, New York; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Company files electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the registrants that file electronically with the Commission. The address of the Web site of the Commission is (http://www.sec.gov).

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents, which are on file with Commission, are incorporated herein by reference and made a part hereof:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 June 30, 1997; and

          (c) The Company's Current Reports on Form 8-K dated January 23, 1997, June 10, 1997, August 27, 1997 and October 15, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the respective dates of filing of such documents.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Thomas C. Nord, Esq., Vice President and General Counsel, GATX Capital Corporation, Four Embarcadero Center, San Francisco, California 94111, telephone (415) 955-3200.

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S. $").

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     GATX Capital is a diversified global financial services company which provides asset-based financing for transportation, information technology and industrial equipment. The Company's strategy is to invest in and manage assets by combining its asset knowledge, transaction-structuring capabilities and portfolio management expertise to control assets with significant upside potential. GATX Capital and its subsidiaries actively invest in a wide variety of assets. These investments are made through a variety of financing instruments, primarily leases and loans, either for the Company's own account or through partnerships and joint ventures. The Company actively manages its existing portfolio of investments as well as those of institutional investors, and several joint ventures and partnerships in which it participates. Key strategic partners include a cross section of domestic and international commercial banks, insurance companies and large industrial companies and manufacturers. Additionally, the Company arranges secured financing for others. The Company also sells computer network technology equipment and provides technical service on the equipment it sells.

     All common and preferred stock of the Company is owned by GATX Corporation ("GATX") through a wholly owned subsidiary. GATX founded the Company as GATX Leasing Corporation, a Delaware corporation, in 1968 to own, sell and finance equipment independent of GATX's own specialized equipment activities. Since that time, the Company has developed a portfolio of earning assets diversified across industries and equipment classifications. The Company's primary business groups are Air, Rail, Technology Services, Corporate Finance and Diversifed Portfolio. At June 30, 1997, the Company's investment portfolio of approximately $1.8 billion, before reserves, consisted of commercial jet aircraft (34%), railroad equipment (20%), information technology equipment (13%), marine equipment (12%), warehouse and production equipment (10%), golf courses and equipment (4%) and other equipment (7%).

     GATX Capital had a financial and management interest in 106 aircraft as of June 30, 1997, and orders and options for an additional 26 aircraft. 98% of the aircraft portfolio (in investment dollars) is compliant with Stage 3 noise regulations. GATX Capital also had a financial and management interest in 957 locomotives and 38,130 railcars as of June 30, 1997. The utilization rate on the operating lease fleet for locomotives and railcars as of such date was approximately 97% and 96%, respectively.

     Except as expressly indicated or unless the context otherwise requires, as used herein the "Company" or "GATX Capital" means GATX Capital Corporation and its consolidated subsidiaries. The Company's principal office is located at Four Embarcadero Center, San Francisco, California 94111, telephone (415) 955-3200.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities offered hereby will be used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges are computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. For purposes of computation of the ratios, earnings and fixed charges include those of the Company and all consolidated subsidiaries, and fixed charges consist of interest and debt expense, and one-third of rent expense (which approximates the interest factor) of such companies.

                                               SIX MONTHS            YEAR ENDED DECEMBER 31,
                                             ENDED JUNE 30,   --------------------------------------
                                                  1997         1996    1995    1994    1993    1992
                                             --------------   ------  ------  ------  ------  ------
Ratio of earnings to fixed charges..........      2.49x        1.84x   1.88x   1.85x   1.86x   1.17x

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Securities are to be issued under an Indenture dated as of July 31, 1989, as supplemented and amended by a Supplemental Indenture dated as of December 18, 1991, by a Second Supplemental Indenture dated as of January 2, 1996 and by a Third Supplemental Indenture dated as of October 14, 1997 (together, the "Senior Indenture") between the Company and The Chase Manhattan Bank, as Trustee (the "Senior Indenture Trustee"). A copy of the Senior Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The Subordinated Securities are to be issued under a separate Indenture (the "Subordinated Indenture" and, together with the Senior Indenture, sometimes collectively referred to as the "Indentures"). The trustee for the Subordinated Indenture will be identified in the relevant Prospectus Supplement. A copy of the form of the Subordinated Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.

GENERAL

     Debt Securities offered by this Prospectus will be limited to an aggregate initial public offering price of $532,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. The Indentures provide that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. The Senior Securities will rank pari passu with other Senior Indebtedness of the Company. The Subordinated Securities will be subordinated and junior in right of payment to certain indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities offered thereby:
(1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; (4) the date or dates on which the Debt Securities will mature; (5) the rate or rates at which the Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue; (6) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid; (7) any mandatory or optional sinking fund or analogous provisions; (8) each office or agency where, subject to the terms of the Indenture, the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture, the Debt Securities may be presented for registration of transfer or exchange; (9) the date, if any, after which and the price or prices at which the Debt Securities may be redeemed, in whole or in part at the option of the Company or the Holder, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (10) the denominations in which any Debt Securities will be issuable, if other than denominations of $100,000 and any integral multiple thereof; (11) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (12) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (13) the application, if any, of either or both of the defeasance or covenant defeasance sections of the Indentures to the Debt Securities; (14) the Person who shall be the Security Registrar for the Debt Securities, if other than the Trustee, the Person who shall be the initial Paying Agent and the

Person who shall be the depositary; (15) the terms of subordination applicable to any series of Subordinated Securities; and (16) any other terms of the Debt Securities not inconsistent with the provisions of the Indentures. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities of such series.

     Except as described in the applicable Prospectus Supplement, the Indentures do not contain any covenants specifically designed to protect holders of the Debt Securities against a reduction in creditworthiness of the Company in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amounts. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount will be set forth in a Prospectus Supplement relating thereto. Special United States tax considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the Debt Securities will be set forth in a Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     So long as the depositary's nominee is the registered owner of a global security, such nominee will be considered the sole owner of the Debt Securities represented by such global security for all purposes under the Indentures. Except as provided in the relevant Prospectus Supplement, owners of beneficial interests in a global security will not be entitled to have Debt Securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indentures. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the relevant Prospectus Supplement.

SUBORDINATION

     Subordinated Securities may be issued from time to time in one or more series under the Subordinated Indenture. The Subordinated Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY WITH RESPECT TO SENIOR SECURITIES

     The Senior Securities are not secured by mortgage, pledge or other lien. The Company covenants that neither it nor any Restricted Subsidiary (which the Senior Indenture defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles, in the consolidated financial statements of the Company) will subject any of its property, tangible or intangible, real or personal, to any lien unless the Senior Securities are secured equally and ratably with other indebtedness thereby secured. There are excepted from this covenant any liens existing on the date of the Senior Indenture, as well as certain other liens, and the extension, renewal or replacement thereof, including without limitation, (i) liens on any property provided that the creditor has no recourse against the Company or any Restricted Subsidiary except recourse to such property or proceeds of any sale or lease therefrom; (ii) liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property;
(iii) other liens not permitted by clauses (i) and (ii) on property then owned or thereafter acquired, provided no such lien shall be incurred pursuant to clause (iii) if the aggregate amount of indebtedness secured by liens incurred pursuant to clauses (ii) and (iii), including the lien proposed to be incurred, shall exceed 30% of Net Tangible Assets; (iv) liens securing certain intercompany indebtedness; (v) a banker's lien or right of offset; (vi) liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of the Company;

(vii) liens on sublease interests held by the Company which liens are in favor of the person granting the lease to the Company; (viii) various specified governmental liens and deposits; and (ix) various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit. Net Tangible Assets is defined for this purpose as the total assets of the Company less (x) current liabilities and (y) intangible assets.

     In addition, the Company covenants that neither it nor any Restricted Subsidiary will pay any dividends upon any of its stock of any class or make any distribution of cash or property among its stockholders by reduction of capital or otherwise (other than in stock of the Company) or purchase or redeem any stock of any class of the Company unless the aggregate amounts of all such payments and distributions after December 31, 1988 will not exceed the sum of
(i) the total of the accumulated consolidated net income of the Company and its Restricted Subsidiaries during the period after December 31, 1988, (ii) any net consideration received from the sale of stock of any class of the Company after December 31, 1988, (iii) the aggregate principal amount of any indebtedness of the Company which shall have been converted into the stock of any class of the Company and (iv) $25,000,000. Such restriction shall not apply to (i) the payment of dividends on preferred stock or any payment to purchase shares of preferred stock subject to a mandatory sinking fund, provided that such payments are included in the foregoing calculations, (ii) the redemption or retirement of any shares of capital stock of the Company by exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of capital stock,
(iii) the purchase of any shares of capital stock of the Company pursuant to or in connection with any retirement, bonus, profit sharing, thrift, savings, stock option or compensation plan for officers or employees of the Company or (iv) the conversion of shares of any stock of the Company into shares of any other stock of the Company.

MERGER AND CONSOLIDATION

     Each Indenture provides that the Company may consolidate or merge with or into any other corporation and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or a State thereof, provided that the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payments of the principal of (and premium, if any) and interest on the Debt Securities and the performance and observance of all of the covenants and conditions of such Indenture to be performed or observed by the Company.

MODIFICATION AND WAIVER

     Modification and amendment of each Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of any installment of principal of, or interest on, any Debt Security or change the Redemption Price; (b) reduce the principal amount of, or interest on, any Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change the place or currency of any payment of principal or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend each Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Debt Securities of any series may, with respect to such series, waive past defaults under each Indenture and waive compliance by the Company with certain provisions of each Indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     An Event of Default with respect to any Debt Security of any series is defined in each Indenture as being: default for 30 days in payment of any interest on or any Additional Amounts payable in respect of any Debt Security of that series; default in payment of principal (and premium, if any) on the Debt Securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise; default in the performance or breach of any other covenant or warranty of the Company in respect of the Debt Securities of such series in each Indenture which shall not have been remedied for a period of 90 days after notice; certain events of bankruptcy, insolvency and reorganization of the Company; and any other Event of Default established for the Debt Securities of such series set forth in the applicable Prospectus Supplement. Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default with respect to any series thereof (except in payment of principal of, or interest on, the Debt Securities) if the Trustee considers it in the interest of the Holders of the Debt Securities of such series to do so.

     Each Indenture provides that (1) if an Event of Default due to the default in payment of principal of, or interest on, any series of Debt Securities, or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities, shall have occurred and be continuing, either the Trustee or the Holders of 25% in principal amount of the Outstanding Debt Securities of such series then may declare the principal of all Debt Securities of such series, or such lesser amount as may be provided for in the Debt Securities of that series, and interest accrued thereon, to be due and payable immediately, and (2) if the Event of Default resulting from default in the performance of any other of the covenants or agreements in each Indenture applicable to all Outstanding Debt Securities under such Indenture and certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the Holders of 25% in principal amount of all Outstanding Debt Securities (treated as one class) may declare the principal of all Debt Securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the Debt Securities) by the Holders of a majority in principal amount of the Outstanding Debt Securities of such series (or of all series, as the case may be).

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series provided that such direction shall not be in conflict with any rule of law or the applicable Indenture or shall not be unduly prejudicial to the Holders not taking part in such direction. The Company is required to furnish to the Trustee under each Indenture annually a statement as to performance or fulfillment of certain of its obligations under the applicable Indenture and as to any default in such performance of fulfillment.

CONCERNING THE TRUSTEES

     The Chase Manhattan Bank is the Senior Indenture Trustee under the Senior Indenture. The Senior Indenture Trustee has substantial banking relationships with the Company, GATX and certain other affiliates of the Company and is the trustee under the Senior Indenture with respect to other series of debt securities, under another indenture with the Company and under certain equipment trust agreements with an affiliate.

     The Senior Indenture Trustee and the trustee for the Subordinated Indenture (collectively, the "Trustee") may from time to time make loans to the Company and perform other services for the Company in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities offered thereby.

     In connection with the sale of the Debt Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the Debt Securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the Debt Securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, Debt Securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Debt Securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Debt Securities is being passed upon for the Company by Thomas C. Nord, Esq., Vice President and General Counsel, GATX Capital Corporation. Certain legal matters relating to the Debt Securities will be passed upon for the underwriters, dealers or agents, if any, by Pillsbury Madison & Sutro LLP, San Francisco, California. Pillsbury Madison & Sutro LLP has acted and continues to act as counsel in certain matters for the Company and certain of its affiliates.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND THEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----

           PROSPECTUS SUPPLEMENT
Use of Proceeds.......................   S-3
Ratio of Earnings to Fixed Charges....   S-3
Description of Notes..................   S-3
Certain United States Federal Income
  Tax Consequences....................  S-12
Plan of Distribution..................  S-17
Legal Opinions........................  S-19

                 PROSPECTUS

Available Information.................     2
Information Incorporated by
  Reference...........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges....     3
Description of Debt Securities........     4
Plan of Distribution..................     8
Legal Opinions........................     8
Experts...............................     8

$182,000,000

GATX CAPITAL
CORPORATION

MEDIUM-TERM NOTES,
SERIES E
DUE 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

          [GATX CAPITAL LOGO]
SALOMON SMITH BARNEY

CHASE SECURITIES INC.

UBS SECURITIES

MORGAN STANLEY DEAN WITTER
PROSPECTUS SUPPLEMENT
DATED DECEMBER 22, 1997